patient safety technologies, inc.
Company Contact: William B. Horne 951.587.6201		27555 Ynez Road Suite No 330 Temecula, CA 92591 951.587.6201 tel 951.587.6237 fax patientsafetytechnologies.com

Patient Safety Technologies Wholly-Owned Subsidiary Enters Into Multiple Contracts to Sell Its Express Car Wash and Certain Real Property for $3.2 Million

Friday, April 27, 2007, 9:00 am ET

TEMECULA, Calif., April 27, 2007 -- Patient Safety Technologies, Inc. (PST) (OTC:PSTX.OB) announced today that its wholly-owned subsidiary, Automotive Services Group, LLC, has entered into a binding Term Sheet to sell its express car wash located in Birmingham, Alabama, and entered into contracts to sell two parcels of land located in Tuscaloosa and Trussville, Alabama. If sold, the Company will receive gross proceeds of approximately $3.2 Million, of which $1.5 Million is for the express car wash and $1.7 Million is for the two parcels of land. There can be no guarantee that the execution of these contracts will result in a transaction.

“PST continues to execute its stated plan to sell all the non-core assets of the Company and focus solely on SurgiCount and its health care business,” said William Horne, PST’s CEO. “We are excited to make this announcement, as selling these assets brings PST several steps closer to becoming a pure health care company.”

The Company continues to market the sale of two additional properties with a carrying value of $430,000, as well as an investment in a privately held company, Alacra, Inc., valued at $1 Million. The $3.2 Million in proceeds from existing contracts, combined with the anticipated proceeds from the sales of other assets, will go towards repayment of existing liabilities and working capital.

About Patient Safety Technologies, Inc. (Quoted on the OTC Bulletin Board as symbol PSTX)
Patient Safety Technologies, Inc. focuses on the acquisition of controlling interests in companies and the research and development of products and services in the health care and medical products field, particularly the patient safety markets. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services. For more information, please contact PST at (951) 587-6201, by email at info@patientsafetytechnologies.com or by visiting us at www.patientsafetytechnologies.com.

About SurgiCount Medical, Inc.
SurgiCount Medical, Inc. is a developer and manufacturer of patient safety products and services. The SurgiCount Safety-Sponge™ System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be accidentally counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or can be modified to work with a hospital’s paperless system. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. For more information, please contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

Forward-Looking Statements
This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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